Exhibit 99.1

News Release

Investor Relations: Liz Zale, +1 646 654 4593

Media Relations: Kristie Bouryal, +1 646 654 5577

NIELSEN REPORTS FIRST QUARTER 2011 RESULTS

•	Revenue for the quarter grew 8.9% to $1,302 million, up 7.3% in constant currency

•	Adjusted EBITDA for the quarter grew 10.3% to $320 million, up 8.5% in constant currency

•	Adjusted Net Income for the quarter increased to $64 million from $16 million

•	IPO proceeds used to retire $1.75 billion of debt

New York, USA – April 28, 2011 – Nielsen Holdings N.V. (NYSE: NLSN), a leading global provider of insights and analytics into what consumers buy and watch, today announced financial results for the first quarter ended March 31, 2011.

“Nielsen delivered solid operating and financial performance in the first quarter. We achieved positive results across all segments and continue to benefit from our global platform and strength within developing markets,” said Nielsen Chief Executive Officer David Calhoun.

Operating Results

Revenues for the first quarter increased 8.9% to $1,302 million, or 7.3% on a constant currency basis compared to the first quarter of 2010. These increases were driven by a 9.8% increase within our Buy segment (7.9% on a constant currency basis), a 6.4% increase within our Watch segment (5.4% on a constant currency basis), and a 14.3% increase in our Expositions segment.

Adjusted EBITDA for the first quarter increased 10.3% to $320 million, or 8.5% on a constant currency basis compared to the first quarter of 2010. Net loss for the first quarter was $181 million compared to $43 million of net income in the first quarter of 2010. The 2011 first quarter results included charges associated with the IPO of $206 million, net of tax of $127 million. Adjusted Net Income for the first quarter increased to $64 million compared to $16 million in the first quarter of 2010.

Financial Position

As of March 31, 2011, cash balances were $396 million and gross debt was $6,911 million, excluding the $288 million mandatory convertible subordinated bonds due 2013. Net debt at the end of the first quarter was $6,515 million and our net debt leverage ratio was 4.5x. Proceeds from the initial public offering completed on January 31, 2011 were used to retire $1.75 billion in debt. Capital expenditures were $52 million for the first quarter of 2011, compared with $53 million in the prior year period.

Conference Call and Webcast

Nielsen will hold a conference call to discuss first quarter results at 8:30 a.m. U.S. Eastern Time (ET) on April 28, 2011. The call will be webcast live at http://ir.nielsen.com and an archive will be available on the website after the call. A presentation will be posted on the Investor Relations website that provides summary information for the call.

Forward-looking Statements

This news release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as ‘will’, ‘expect’, ‘should’, ‘could’, ‘shall’ and similar expressions. These statements are subject to risks and uncertainties, and actual results and events could differ materially from what presently is expected. Factors leading thereto may include without limitations general economic conditions, conditions in the markets Nielsen is engaged in, behavior of customers, suppliers and competitors, technological developments, as well as legal and regulatory rules affecting Nielsen’s business and specific risk factors discussed in other releases and public filings made by the Company (including the Company’s filings with the Securities and Exchange Commission). This list of factors is not intended to be exhaustive. Such forward-looking statements only speak as of the date of this press release, and we assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events, or other factors.

About Nielsen

Nielsen Holdings N.V. (NYSE: NLSN) is a global information and measurement company with leading market positions in marketing and consumer information, television and other media measurement, online intelligence, mobile measurement, trade shows and related properties. Nielsen has a presence in approximately 100 countries, with headquarters in New York, USA and Diemen, the Netherlands. For more information, please visit www.nielsen.com.

Results of Operations—(Quarters Ended March 31, 2011 and 2010)

The following table sets forth, for the periods indicated, the amounts included in our Condensed Consolidated Statements of Operations:

	Quarters Ended March 31, (Unaudited)
(IN MILLIONS EXCEPT SHARE AND PER SHARE DATA)	2011	2010
Revenues	$1,302	$1,196

Cost of revenues	549	520
Selling, general and administrative expenses	543	400
Depreciation and amortization	136	141
Restructuring charges	23	3

Operating income	51	132

Interest income	1	1
Interest expense	(140)	(162)
Loss on derivative instruments	(1)	(10)
Foreign currency exchange transaction gains, net	7	79
Other (expense)/income, net	(230)	9

(Loss)/income from continuing operations before income taxes and equity in net loss of affiliates	(312)	49
Benefit for income taxes	134	1
Equity in net loss of affiliates	(2)	(2)

(Loss)/income from continuing operations	(180)	48
Loss from discontinued operations, net of tax	(1)	(5)

Net (loss)/income	(181)	43
Net income attributable to noncontrolling interests	1	1

Net (loss)/income attributable to Nielsen stockholders	$(182)	$42

Net (loss)/income per share of common stock, basic and diluted
(Loss)/income from continuing operations	$(0.55)	$0.17
Loss from discontinued operations, net of tax	—	(0.02)
Net (loss)/income attributable to Nielsen stockholders	$(0.55)	$0.15

Weighted-average shares of common stock outstanding, basic	331,248,626	276,154,291
Dilutive shares of common stock	—	2,572,384
Weighted-average shares of common stock outstanding, diluted	331,248,626	278,726,675

Certain Non-GAAP Measures

We consistently use the below non-GAAP financial measures to evaluate the results of our operations. We believe that the presentation of these non-GAAP measures provides useful information to investors regarding financial and business trends related to our results of operations and that when this non-GAAP financial information is viewed with our GAAP financial information, investors are provided with a more meaningful understanding of our ongoing operating performance. None of the non-GAAP measures presented should be considered as an alternative to net income or loss, operating income or loss, cash flows from operating activities or any other performance measures of operating performance or liquidity derived in accordance with GAAP. These non-GAAP measures have important limitations as analytical tools and should not be considered in isolation or as substitutes for an analysis of our results as reported under GAAP.

Constant Currency Presentation

We evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, consistent with how we evaluate our performance. We calculate constant currency percentages by converting our prior-period local currency financial results using the current period exchange rates and comparing these adjusted amounts to our current period reported results.

Adjusted EBITDA and Adjusted Net Income

We define Adjusted EBITDA as net income or loss from our consolidated statements of operations before interest income and expense, income taxes, depreciation and amortization, restructuring charges, goodwill and intangible asset impairment charges, stock compensation expense and other non-operating items from our consolidated statements of operations as well as certain other items considered unusual or non-recurring in nature. Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. We use Adjusted EBITDA to consistently measure our performance from period to period both at the consolidated level as well as within our operating segments, to evaluate and fund incentive compensation programs and to compare our results to those of our competitors.

We define Adjusted Net Income as net income or loss from our consolidated statements of operations before income taxes, depreciation and amortization associated with acquired tangible and intangible assets, restructuring charges, goodwill and intangible asset impairment charges, other non-operating items from our consolidated statements of operations and certain other items considered unusual or non-recurring in nature, reduced by cash paid for income taxes. Also excluded from Adjusted Net Income is interest expense attributable to the mandatory convertible subordinated bonds due 2013. Adjusted Net Income per share of common stock presented on a diluted basis includes potential common shares associated with stock-based compensation plans that may have been considered anti-dilutive in accordance with GAAP. The amount also includes the weighted-average amount of shares of common stock convertible associated with the mandatory convertible bonds based upon the average price of our common stock during the period.

Adjusted Net Income and Adjusted Net Income per share of common stock are not presentations made in accordance with GAAP, and our use of these terms may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

The below table presents a reconciliation from net (loss)/income to Adjusted EBITDA and Adjusted Net Income and a reconciliation from weighted-average shares outstanding on a GAAP basis to dilutive shares outstanding for the quarters ended March 31, 2011 and 2010:

	Quarters Ended March 31, (Unaudited)
(IN MILLIONS EXCEPT SHARE AND PER SHARE DATA)	2011	2010
Net (loss)/income	$(181)	$43
Loss from discontinued operations, net	1	5
Interest expense, net	139	161
Benefit for income taxes	(134)	(1)
Depreciation and amortization	136	141

EBITDA	(39)	349
Equity in net loss of affiliates	2	2
Other non-operating expense/(income), net	224	(78)
Restructuring charges	23	3
Stock-based compensation expense	4	5
Other items(a)	106	9

Adjusted EBITDA	320	290
Interest expense, net	(139)	(161)
Depreciation and amortization	(136)	(141)
Depreciation and amortization associated with acquisition-related tangible and intangible assets	50	60
Stock compensation expense	(4)	(5)
Cash paid for income taxes	(31)	(27)
Interest expense attributable to mandatory convertible bonds	4	—

Adjusted net income	$64	$16

Adjusted net income per share of common stock, diluted	$0.19	$0.06
Weighted-average shares of common stock outstanding, basic	331,248,626	276,154,291
Dilutive shares of common stock from stock compensation plans	4,664,215	2,572,384
Shares of common stock convertible associated with the mandatory convertible bonds	7,563,394	—
Weighted-average shares of common stock outstanding, diluted	343,476,235	278,726,675

(a)	Other items include $102 million for the termination and settlement of the Sponsor Advisory Agreements for the three months ended March 31, 2011 and sponsor monitoring fees, travel and consulting of $3 million for the three months ended March 31, 2010. Other items also include consulting and other costs of $4 million and $6 million for the three months ended March 31, 2011 and 2010, respectively, associated with information technology infrastructure transformation, fees associated with certain consulting arrangements and preparatory costs for our initial public offering of common stock.

Net Debt Leverage Ratio

The net debt leverage ratio is defined as net debt as of the balance sheet date divided by Adjusted EBITDA for the twelve months then ended. The calculation of the net debt leverage ratio as of March 31, 2011 is as follows:

Total indebtedness as of March 31, 2011	$7,199
Less: mandatory convertible subordinated bonds due 2013	288
Gross debt as of March 31, 2011	6,911
Less: cash and cash equivalents as of March 31, 2011	396

Net debt as of March 31, 2011	$6,515
Adjusted EBITDA for the year ended December 31, 2010	$1,411
Less: adjusted EBITDA for the three months ended March 31, 2010	290
Add: adjusted EBITDA for the three months ended March 31, 2011	320

Adjusted EBITDA for the twelve months ended March 31, 2011	$1,441
Net debt leverage ratio	4.5x